Exhibit 99.(i).1

May 28, 2015

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Virtus Alternative Solutions Trust (the “Trust”)

Post-Effective Amendment No. 16

to Registration Statement 333-191940

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares (the “Shares”) of the above-referenced Trust. In rendering this opinion, I have examined such documents, records and matters of law as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statements made to me.

Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Trust when sold will be legally issued, fully paid and non-assessable.

My opinion is rendered solely in connection with the Registration Statement on Form N1-A under which the Shares will be registered and may not be relied upon for any other purpose without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.

Very truly yours,

/s/ Jennifer From

Jennifer Fromm

Vice President, Chief Legal Officer, Counsel and Secretary

Virtus Alternative Solutions Trust

Securities distributed by VP Distributors, LLC